Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

Murphy Oil Corporation

We consent to incorporation by reference in the Registration Statements (Nos. 333-142789 and 333-157107) on Form S-8 of Murphy Oil Corporation of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by International Union of Operating Engineers, AFL-CIO, Local No. 317, (formerly the Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by International Union of Operating Engineers, AFL-CIO, Local No. 305) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009, Annual Report on Form 11-K of the Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by International Union of Operating Engineers, AFL-CIO, Local No. 317 (formerly the Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by International Union of Operating Engineers, AFL-CIO, Local No. 305).

/s/ BKD, LLP

Little Rock, Arkansas

June 25, 2010

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